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JOHNSON OUTDOORS, INC.
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Filed by Johnson Outdoors Inc.

        In the evening of March 1, 2005, Johnson Outdoors Inc. (the “Company”) issued a press release announcing plans to reduce its workforce at its Binghamton, New York facility due to a significant decline in military tent sales (the “Press Release”). A copy of the Press Release follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

FOR IMMEDIATE RELEASE

CONTACT:	CYNTHIA GEORGESON 262-631-6600

JOHNSON OUTDOORS ISSUES WARN ACT NOTICE

Decline in Military Tent Sales Results in Permanent Layoff Notification

Racine, Wisconsin, March 1, 2005 – JOHNSON OUTDOORS INC. (Nasdaq: JOUT) today announced plans to reduce the Company’s workforce by more than 70 positions at its Binghamton, New York facility due to a significant decline in military tent sales. The Company has formally notified employees and state and local officials of the pending permanent reduction in accordance with the WARN Act.

Jerry Perkins, President and Chief Operating Officer of Johnson Outdoors, said, “While we knew military tent sales would decline, we now know the rate of decline is greater than previously expected. With no indication that new orders or decisions on new contracts are coming soon, military tent sales will decline at least 40% this year, and significantly more than that in fiscal 2006. It is unfortunate, but business conditions require that we take this difficult step, which regrettably affects our talented and dedicated workforce.”

The Company also noted that financial projections included in the Company’s definitive proxy were based on historical levels of military tent sales, approximately $30 million per year, but that current expectations for military tent sales are significantly lower. As a result, management’s financial projections for future years have been adversely affected. The Company now anticipates that military tent sales may contribute as little as $8 to $10 million in annual revenue unless new contracts are secured in future years. The decrease in revenue is expected to result in a corresponding reduction in net income of approximately $5 million in 2006, from approximately $14.7 million to $10 million.

In accordance with Johnson Outdoors’ practice, affected employees will receive appropriate severance packages and outplacement services.

-more-

ABOUT JOHNSON OUTDOORS INC.

Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The Company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors’ familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Minn Kota® motors; Humminbird® fishfinders; SCUBAPRO® and UWATEC® dive equipment; and Eureka!® tents.

Visit Johnson Outdoors online at http://www.JohnsonOutdoors.com.

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; unanticipated issues related to the Company’s military tent business; the Company’s success in implementing its strategic plan, including its focus on innovation; actions of companies that compete with the Company; the Company’s success in managing inventory; movements in foreign currencies or interest rates; unanticipated issues associated with the Company’s proposed going private transaction; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outstanding litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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